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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS AGREEMENT is made as of May 1, 1997, between American Builders & Contractors Supply Co., Inc., a Delaware corporation (the "Company"), and Kenneth A. Hendricks ("Executive").

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the "Employment Period").

     2.  Position and Duties.

     (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company.

     (b) Executive shall report to the Board, and Executive shall devote his efforts to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

     3.  Base Salary and Benefits.

     (a) During the Employment Period, Executive's base salary shall be $1,000,000.00 per annum (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. The Base Salary shall be subject to annual increases to be effective beginning January 1 of each year of no more than 20.0% of Executive's salary in the immediately preceding calendar year upon the approval of the majority of the Company's Disinterested Directors. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible. For purposes of this Agreement, "Disinterested Directors" shall mean the members of the Company's board of directors who are not (i) full-time employees of the Company or any of its Subsidiaries or (ii) related by blood or marriage to Mr. Hendricks.
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     (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

     4. Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its best efforts to elect, Executive to serve as a member of the Board.

     5. Term; Termination. The Employment Period shall continue until the earlier of (i) the third anniversary of the date of this Agreement, (ii) Executive's resignation, death or disability or other incapacity (as determined by the Board in its good faith judgment) or (iii) a determination by the Board in its good faith judgment that termination of Executive's employment is in the best interests of the Company. The Employment Period shall be extended for a subsequent one-year term on each anniversary of the date of this Agreement beginning on the third anniversary unless notice to the contrary is delivered by Executive or the Company at least thirty days prior to such anniversary.

     6. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

     Notices to Executive:

     c/o American Builders & Contractors Supply Co., Inc.
     One ABC Parkway
     Beloit, Wisconsin 53511


     Notices to the Company:

     American Builders & Contractors Supply Co., Inc.
     One ABC Parkway
     Beloit, Wisconsin 53511

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     7. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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     8.   Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

     10. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

     11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                             *    *    *    *    *

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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.


                             AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.


                              By
                                 ---------------------------

                              Its President and CEO
                                  --------------------------
                              /s/ Kenneth A. Hendricks
                              ------------------------------
                              KENNETH A. HENDRICKS

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